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                             EXHIBIT 8.1



                            August 3, 2000


        RE:   DEALER AUTO RECEIVABLES CORP.
              REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-32802)

Ladies and Gentlemen:

     We have acted as special federal tax counsel to Dealer Auto Receivables Corp., a Delaware corporation (the "Registrant"), in connection with the Prospectus filed by the Registrant. The term "Prospectus" means the prospectus and forms of prospectus supplements included in the Registration Statement. The term "Registration Statement" means (1) the Registration Statement on Form S-3 including the exhibits thereto and (2) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the "Securities").

     The Prospectus contemplates the formation of one or more trusts each of which is to be specified to be treated as either an owner trust, a grantor trust or "financial asset securitization investment trust" ("FASIT") as set forth in an accompanying prospectus supplement. We have been asked to render our opinions with respect to the federal income tax characterization of each type of trust and certain of the Securities to be issued therefrom.

     Our opinions are based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinions. Our opinions do not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

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August 3, 2000
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     The opinions set forth below assume, with respect to each type of trust, that the terms of the Securities, the trust agreement, pooling agreement (or similar document), and related documents, will be substantially in the form filed in connection with the Prospectus and will be complied with. Specifically, but without limitation, it is assumed that each purchaser of Securities intended to be treated as debt will so treat such Securities for federal income tax purposes. The following opinions also assume that the terms and delinquency experience with respect to the contracts described in the Prospectus will remain substantially unchanged. With respect to a trust specified to be treated as an owner trust, we have concluded that (1) the trust will constitute a business entity, (2) the nature of the income of the trust will exempt it from the rule that certain publicly traded partnerships are taxable as corporations (or the trust at all times will have fewer than 100 owners of its equity interests), and (3) the trust, if a corporation, would not constitute a regulated investment company under the federal income tax laws.

     In general, whether a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes, which we have reviewed as they apply to the transactions described in the Prospectus.

     Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

     (1) With respect to a trust specified in a prospectus supplement to be treated as an owner trust (i) the trust will not be an association (or a publicly traded partnership) taxable as a corporation and therefore its income will not be subject to the federal income tax imposed by Subtitle A of the Code, and (ii) notes issued by the trust will be treated as indebtedness.

     (2) With respect to a trust specified in a prospectus supplement to be treated as a grantor trust (i) the trust will be classified as a grantor trust and not as an association (or a publicly traded partnership) taxable as a corporation and therefore its income will not be subject to the federal income tax imposed by Subtitle A of the Code, and (ii) each certificateholder will be treated as the owner of a pro rata undivided interest in the income and the assets of the trust.

     (3) With respect to each trust, or portion of a trust, as to which a FASIT election has been made as described in a prospectus supplement, the trust, or one or more segregated pools of trust assets to which the election applies (i)will be treated as a FASIT and therefore its income will not be subject to the federal income tax imposed by Subtitle A of the Code and (ii) is organized, operated and will continue to operate in a manner so as to qualify for FASIT status. Regular interests issued by each trust, or one or more segregated pools of trust assets, so qualifying for FASIT status will be treated as debt.


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August 3, 2000
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     (4)  The statements contained in the section of the Prospectus under the headings "Prospectus Summary -- Tax Status" and "Material Federal Income Tax Consequences", to the extent that they concern matters of United States federal income tax law, are correct in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to a reference to this firm (as counsel to the Registrant) under the heading "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                            Very truly yours,



                                            /s/ Winston & Strawn